CATERPILLAR INC.,
CONSOLIDATED SUBSIDIARY COMPANIES,
AND 50%-OWNED UNCONSOLIDATED AFFILIATED COMPANIES

STATEMENT SETTING FORTH COMPUTATION
OF RATIOS OF PROFIT TO FIXED CHARGES
(Millions of dollars)

YEARS ENDED DECEMBER 31,


                                                1996       1995       1994

Profit                                         $1,361     $1,136    $  955
Add:
     Provision for income taxes                   653        536       397
                                               ------     ------    ------
Profit before taxes                            $2,014     $1,672    $1,352
Fixed charges:
     Interest and other costs related
       to borrowed funds<F1>                   $  519     $  502    $  430
     Rentals at computed interest factors<F2>      54         51        51
                                               ------     ------    ------
Total fixed charges                            $  573     $  553    $  481
                                               ------     ------    ------
Profit before provision for income
   taxes and fixed charges                     $2,587     $2,225    $1,833
                                               ------     ------    ------
                                               ------     ------    ------
Ratio of profit to fixed charges                  4.5        4.0       3.8
                                               ------     ------    ------
                                               ------     ------    ------

<F1> Interest expense as reported in the Consolidated Results of Operations plus the Company's proportionate share of 50 percent-owned unconsolidated affiliated companies' interest expense.
<F2> Amounts represent those portions of rent expense that are reasonable approximations of interest costs.